EXHIBIT 99.1

Vanguard Reports First Quarter Results

NASHVILLE, Tenn. – November 10, 2003 -- Vanguard Health Systems, Inc. (the “Company” or “Vanguard”) today announced results for the first quarter ended September 30, 2003.

Total revenues for the quarter ended September 30, 2003, were $409.9 million, an increase of $142.0 million or 53.0% from the prior year period.  Patient service revenues and health plan premium revenues increased $137.6 million and $4.4 million, respectively, from the prior year period.

Income before income taxes was $10.5 million for the quarter ended September 30, 2003, an increase of $6.5 million or 162.5% from the prior year period.  Net income for the quarter ended September 30, 2003 was $6.3 million, an increase of $3.9 million or 162.5% from the prior year period.

Adjusted EBITDA was $34.3 million for the quarter ended September 30, 2003, an increase of $14.2 million or 70.6% from the prior year period.  A reconciliation of Adjusted EBITDA to net income as determined in accordance with generally accepted accounting principles for the quarters ended September 30, 2002 and 2003 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended September 30, 2003, reflect a 65.5% increase in discharges and a 72.8% increase in patient days compared to the prior year period.  On a same hospital basis, discharges decreased 1.3%, while revenues per adjusted discharge for hospitals increased 4.6% during the quarter ended September 30, 2003, compared to the prior year period.  Same hospital discharges were unfavorably impacted by our preparations for the July 2003 reopening of the emergency department and the expansion of other acute services at one of the Company’s Phoenix hospitals and the termination of the hospital’s relationship with a large cardiology practice during the fourth quarter ended June 30, 2003.  Absent the effect of this hospital, same hospital discharges would have increased 3.3% during the quarter.  In August 2003, a large multi-specialty physician group in Phoenix purchased a minority interest in this Phoenix hospital.  After an initial start-up period, management expects this new partnership to improve the future operating results of this hospital.  Additionally, the opening of our newest hospital in Phoenix, Arizona, West Valley Hospital, favorably impacted same hospital discharges during the quarter ended September 30, 2003.  Excluding both the transition hospital described above and West Valley Hospital, same hospital discharges would have increased 2.5% during the quarter ended September 30, 2003, compared to the prior year period.

Cash flows from operating activities were $0.4 million for the quarter ended September 30, 2003, a decrease of $27.6 million from the prior year period.  The decrease in cash flows from operating activities during the quarter ended September 30, 2003, was primarily a result of the timing of payments of accounts payable and accrued expenses.

“We are pleased with the results of the quarter and are excited about the prospects for growth in our existing markets.  Worth noting are the successful opening of the West Valley Hospital in Phoenix and  the reopening of Phoenix Memorial in Phoenix as a full-service facility,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer.  “We continue to be enthused by the progress of the Baptist Health System in San Antonio.  We remain committed to expanding our facilities and service lines in our markets to best provide high quality care for our patients.”

The Company will host a conference call for investors at 10:00 am EST on November 11, 2003.  All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of the Company’s Web site at www.vanguardhealth.com by clicking on First Quarter Webcast.  If you are unable to participate during the live webcast, the call will be available on a replay basis on the Company’s Web site www.vanguardhealth.com.  To access the replay, click on First Quarter Webcast on the Company’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

At September 30, 2003, Vanguard Health Systems, Inc. owned and operated 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; Orange County, California and San Antonio, Texas.  The Company’s strategy is to develop locally branded, comprehensive health care delivery networks in urban markets.  Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets.  Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment.  These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby.  These forward-looking statements include all statements that are not historical statements of fact and those statements regarding the Company’s intent, belief or expectations.  Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause the Company’s actual outcomes, results, performance or achievements to be materially different from those projected.  These factors, risks and uncertainties include, among others, the Company’s high degree of leverage; the Company’s ability to incur substantially more debt; operating and financial restrictions in the Company’s debt agreements; the Company’s ability to successfully implement its business strategies; the Company’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the health care business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the health care industry; the possible enactment of Federal or state health care reform; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in accounting practices; changes in general economic conditions; the ability to enter into managed care provider and other payer arrangements on acceptable terms; the efforts of insurers, managed care payers, employers and others to contain health care costs;  the availability and terms of capital to fund the expansion of the Company’s business; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in the Company’s filings from time to time with the Securities and Exchange Commission, including, among others, the Company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q.

Although the Company believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on the Company’s results of operations and financial condition.  The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Income Statements (Unaudited)
(In millions)

	Three months ended September 30,
	2002		2003

Patient service revenues	$213.4	79.7%	$351.0	85.6%
Premium revenues	54.5	20.3	58.9	14.4

Total revenues	267.9	100.0	409.9	100.0

Costs and Expenses:
Salaries and benefits	114.0	42.6	176.2	43.0
Supplies	36.6	13.7	65.3	15.9
Medical claims expense	39.5	14.7	43.9	10.7
Insurance	6.3	2.3	9.3	2.3
Other operating expenses	37.5	14.0	48.9	11.9
Provision for doubtful accounts	13.9	5.2	30.3	7.4
Depreciation and amortization	8.9	3.3	15.1	3.7
Interest, net	7.2	2.7	10.4	2.5

Total costs and expenses	263.9	98.5	399.4	97.4

Income before income taxes	4.0	1.5	10.5	2.5
Income tax expense	1.6	0.6	4.2	1.0

Net income	2.4	0.9	6.3	1.5
Preferred dividends	(0.5)	(0.2)	(1.0)	(0.3)

Net income attributable to common stockholders	$1.9	0.7%	$5.3	1.3%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income
(In millions)

	Three months ended September 30,
	2002	2003

Adjusted EBITDA (a)	$20.1	$34.3
Depreciation and amortization	(8.9)	(15.1)
Interest, net	(7.2)	(10.4)
Minority interests	(0.3)	0.9
Equity method income	0.1	0.8
Gain (loss) on sale of assets	0.2	–
Income tax expense	(1.6)	(4.2)

Net income	$2.4	$6.3

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation, amortization, minority interests, gain or loss on the sale of assets and equity method income or loss.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Balance Sheets
(In millions)

	June 30, 2003	September 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$27.2	$25.2
Accounts receivable, net of allowance for uncollectible accounts of approximately $45.5 and $49.3 at June 30, 2003 and September 30, 2003, respectively	213.9	211.9
Supplies	32.1	33.2
Prepaid expenses and other current assets	25.0	28.2

Total current assets	298.2	298.5

Property, plant and equipment, net	777.2	792.9
Goodwill	100.2	96.1
Intangible assets, net	38.6	37.8
Other assets	12.7	13.0

Total assets	$1,226.9	$1,238.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91.7	$77.1
Accrued health claims	33.5	34.5
Other accrued expenses and current liabilities	127.6	109.8
Current maturities of long-term debt	8.3	7.9

Total current liabilities	261.1	229.3
Other liabilities	62.6	65.7
Long-term debt, less current maturities	471.1	504.8

Payable-In-Kind Preferred Stock	57.0	57.9

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	352.5	351.5
Accumulated other comprehensive loss	(0.6)	(0.4)
Retained earnings	23.2	29.5

Total liabilities and stockholders’ equity	$1,226.9	$1,238.3

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Cash Flows
(In millions)

	Three months ended September 30,

	2002	2003

Operating activities:
Net income	$2.4	$6.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.9	15.1
Provision for doubtful accounts	13.9	30.3
Amortization of loans costs	0.3	0.4
(Gain) loss on sale of assets	(0.2)	–
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(7.3)	(28.3)
Supplies	(0.6)	(1.1)
Prepaid expenses and other current assets	9.3	(1.8)
Accounts payable	7.2	(14.7)
Accrued expenses and other current liabilities	(9.6)	(6.9)
Other liabilities	3.7	1.1

Net cash provided by operating activities	28.0	0.4

Investing activities:
Acquisitions including working capital settlement payments	(1.6)	–
Capital expenditures	(10.1)	(40.4)
Proceeds from asset dispositions	0.4	3.3
Other	0.7	(0.7)

Net cash used in investing activities	(10.6)	(37.8)

Financing activities:
Proceeds from long-term debt	–	35.0
Payments of long-term debt and capital leases	(1.0)	(1.6)
Proceeds from joint venture partner contributions	–	2.0
Proceeds from termination of swap agreement	5.5	–

Net cash provided by financing activities	4.5	35.4

Net increase (decrease) in cash and cash equivalents	21.9	(2.0)
Cash and cash equivalents, beginning of period	55.4	27.2

Cash and cash equivalents, end of period	$77.3	$25.2

Cash paid for interest	$10.3	$19.2

Cash paid (received) for income taxes	$(0.2)	$–

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics (Unaudited)

	Three months ended September 30,
	2002	2003	% Change

Actual:
Number of hospitals at end of period	10	16
Licensed beds at end of period	2,207	3,727
Discharges	21,577	35,709	65.5%
Adjusted discharges-hospitals	32,395	52,293	61.4%
Average length of stay	4.01	4.19	4.5%
Patient days	86,493	149,467	72.8%
Adjusted patient days-hospitals	129,694	217,062	67.4%
Patient revenue per adjusted discharge-hospitals	$6,125	$6,339	3.5%
Gross inpatient revenue per discharge	$19,075	$18,285	(4.1)%
Outpatient surgeries	9,960	14,592	46.5%
Emergency room visits	80,131	122,048	52.3%

Gross revenue payer mix:
Medicare	27.6%	30.0%
Medicaid	8.4%	8.7%
Managed care	56.6%	54.7%
Commercial	2.9%	1.9%
Self pay	4.5%	4.7%

Total	100.0%	100.0%

Same hospital:
Number of hospitals (a)	10	11
Total revenues (in millions)	$267.9	$284.3	6.1%
Patient service revenues (in millions)	$213.4	$225.6	5.7%
Discharges	21,577	21,294	(1.3)%
Adjusted discharges-hospitals	32,395	32,929	1.6%
Average length of stay	4.01	4.08	1.7%
Patient days	86,493	86,861	0.4%
Adjusted patient days-hospitals	129,694	133,917	3.3%
Patient revenue per adjusted discharge-hospitals	$6,125	$6,409	4.6%
Gross inpatient revenue per discharge	$19,075	$20,521	7.6%
Outpatient surgeries	9,960	10,451	4.9%
Emergency room visits	80,131	84,309	5.2%

Pro forma: (b)
Number of hospitals (a)	15	16
Total revenues (in millions)	$376.5	$409.9	8.9%
Discharges	34,440	35,709	3.7%
Patient days	143,991	149,467	3.8%

(a) For the three months ended September 30, 2003, our newly opened West Valley Hospital is included for the purpose of calculating same hospital results.

(b) The pro forma results reflect the Company’s consolidated results as if the Baptist Health System assets were owned during the entire periods presented.

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131